ADVENTRX PHARMACEUTICALS REPORTS THIRD QUARTER 2008
FINANCIAL RESULTS AND BUSINESS UPDATE

Conference call scheduled for November 6, 2008 at 1:30 p.m. (Pacific Time); simultaneous webcast at www.adventrx.com

SAN DIEGO – November 6, 2008 – ADVENTRX Pharmaceuticals, Inc. (Amex: ANX), a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer, today reported financial results for the three-month and nine-month periods ended September 30, 2008.

“We recently restructured the company to curtail spending while allowing us to continue to advance our lead product candidates towards commercialization,” stated Mark Bagnall, the Company’s Executive Vice President and Chief Financial Officer. “We believe the market is undervaluing ANX-530 and ANX-514, both of which have the potential to generate revenues in 2010.”

Three-Month Period Ended September 30, 2008 Operating Results

ADVENTRX’s net loss was $6.8 million, or $0.08 per share, for the three-month period ended September 30, 2008, compared to a net loss of $5.9 million, or $0.07 per share, for the same period in 2007. Included in the net loss for the three-month period ended September 30, 2008 were non-cash, share-based compensation expenses amounting to $0.4 million, compared to $0.7 million for the same period in 2007.

Research and development, or R&D, expenses increased by $0.3 million, or 7%, to $4.7 million for the three-month period ended September 30, 2008, from $4.4 million for the same period a year ago. The increase was primarily due to a $1.7 million increase in expenses related to external research-related manufacturing and regulatory and quality assurance activities related to ANX-530 and ANX-514, offset by a $1.2 million decrease in external clinical trial expenses related to ANX-530 and ANX-510, or CoFactor, a $0.1 million decrease in personnel costs and a $0.1 million decrease in share-based compensation expense. R&D expenses for the three-month period ended September 30, 2008 included non-cash, share-based compensation expense amounting to $0.2 million, compared to $0.3 million for the same period a year ago.

Selling, general and administrative, or SG&A, expenses increased by $0.1 million, or 5%, to $2.1 million for the three-month period ended September 30, 2008, from $2.0 million for the same period a year ago. The increase was primarily due to an increase in consulting expenses for market research for ANX-530. SG&A expenses for the three-month period ended September 30, 2008 included non-cash, share-based compensation expenses amounting to $0.2 million, compared to $0.4 million for the same period a year ago.

Interest and other income amounted to $0.1 million for the three-month period ended September 30, 2008, compared to $0.5 million for the same period a year ago.

Nine-Month Period Ended September 30, 2008 Operating Results

ADVENTRX’s net loss was $19.1 million, or $0.21 per share, for the nine-month period ended September 30, 2008, compared to a net loss of $16.8 million, or $0.19 per share, for the same period in 2007. Included in the net loss for the nine-month period ended September 30, 2008 were non-cash, share-based compensation expenses amounting to $1.4 million, compared to $1.9 million for the same period in 2007.

In May 2008, the Company settled its dispute with Theragenex. In consideration of and conditioned upon Theragenex paying the Company an additional $0.6 million, the parties agreed to jointly move to dismiss the underlying arbitration action, and in connection with dismissing the arbitration, agreed to release each other from any and all claims related to their past relationship, including Theragenex’s rights under their prior agreement. For the nine-month period ended September 30, 2008, the Company recognized $0.5 million in licensing revenue, which represents a portion of the $0.6 million Theragenex settlement payment. The additional $0.1 million was recognized as other income. For the nine-month period ended September 30, 2007, the Company recognized $0.5 million in licensing revenue under its license agreement with Theragenex. Since January 2007, the Company has received $1.1 million from Theragenex.

R&D expenses increased by $1.0 million, or 9%, to $13.1 million for the nine-month period ended September 30, 2008, from $12.1 million for the same period a year ago. The increase was primarily due to a $3.9 million increase in expenses related to external research-related manufacturing and regulatory and quality assurance activities related to ANX-530 and ANX-514 and an increase of $0.1 million in personnel and related costs, offset by a $2.9 million decrease in external clinical trial expenses related to ANX-530 and CoFactor and a $0.1 million decrease in share-based compensation expense. R&D expenses for the nine-month period ended September 30, 2008 included non-cash, share-based compensation expense amounting to $0.7 million, compared to $0.8 million for the same period a year ago.

SG&A expenses increased by $0.3 million, or 4%, to $7.1 million for the nine-month period ended September 30, 2008, from $6.8 million for the same period a year ago. The increase was primarily due to a $0.2 million severance expense related to the departure of the Company’s former chief financial officer in April 2008 and an increase in consulting expenses for market research for ANX-530. SG&A expenses for the nine-month period ended September 30, 2008 included non-cash, share-based compensation expenses amounting to $0.7 million, compared to $1.1 million for the same period a year ago.

Interest and other income amounted to $0.6 million for the nine-month period ended September 30, 2008, compared to $1.7 million for the same period a year ago.

Balance Sheet Highlights

As of September 30, 2008, the Company had cash and cash equivalents totaling $15.3 million. Stockholders’ equity amounted to $13.3 million as of September 30, 2008.

Business Update

In October 2008, the Company implemented a restructuring plan designed to reduce operating costs, which included an approximately 27% reduction of the Company’s workforce. The Company discontinued active work on all product candidates other than ANX-530 and ANX-514, including its CoFactor program. As previously announced, enrollment in our discontinued Phase 3 clinical trial of CoFactor was stopped, however, patients currently receiving CoFactor in this trial will continue to receive treatment.  With respect to ANX-530 and ANX-514, until it has secured additional funding, the Company anticipates focusing primarily on those activities relating to submitting NDAs for ANX-530 and ANX-514 and will delay or significantly reduce spending on other work. After adjusting to reflect anticipated severance costs, the Company expects the reduction-in-force will reduce its compensation expenses in 2009 by approximately $1.5 million.

Also in October 2008, Evan M. Levine resigned his positions as Chief Executive Officer and President to pursue other opportunities. Mr. Levine will continue to serve on the Company’s Board of Directors. The Company has informally begun a search for a replacement Chief Executive Officer. In the interim, consistent with the Company’s CEO succession planning, ADVENTRX will be led by a committee of executive officers.
Mr. Bagnall will serve as the Company’s principal executive officer in addition to continuing in his other capacities.

Conference Call and Webcast

ADVENTRX management will host a conference call with simultaneous webcast to discuss third quarter results, provide a corporate update and take investors’ questions today at 1:30 p.m. Pacific/4:30 p.m. Eastern. Mark N.K. Bagnall, Executive Vice President and Chief Financial Officer, is scheduled to lead the call and will be joined by other members of the Company’s senior management. The conference call may be accessed by dialing (866) 550-6338 for domestic callers and (347) 284-6930 for international callers. The webcast will be available live via the Internet by accessing ADVENTRX’s website at www.adventrx.com under “Investors”. Replays of the webcast will be available on ADVENTRX’s website for 30 days and a phone replay will be available through November 11th, 2008 by dialing (888) 203-1112 and entering the pass code 1669546.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates primarily for the treatment of cancer. The Company seeks to improve the performance and commercial potential of existing treatments by addressing problems associated with these treatment regimens. More information can be found on the Company’s website at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that ADVENTRX will be unable to raise sufficient capital to fund the projects necessary to meet its goals, including funding the continued development and commercialization of ANX-530 or ANX 514; the risk that restructuring costs may be greater than anticipated and ADVENTRX’s October 2008 workforce reduction and any future workforce and expense reductions may have an adverse impact on its business; the risk the FDA will determine that ANX-530 and Navelbine® are not bioequivalent, including as a result of performing pharmacokinetic equivalence analysis based a patient population other than the population on which we based our analysis; the risk that the on-going clinical study of ANX-514 does not demonstrate pharmacokinetic equivalence or bioequivalence; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence clinical study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing ANX-530 and ANX-514, including validating commercial manufacturers and suppliers and the potential for automatic injunctions regarding FDA approval of ANX-514; the potential for regulatory authorities to require additional preclinical work or other clinical requirements to support regulatory filings, including prior to the submission or the approval of an NDA for ANX-530 and ANX-514; the risk that the resignation of ADVENTRX’s former Chief Executive Officer and President and/or leadership by a committee of executive officers will negatively impact the Company’s ability to execute its business plan; the risk that the performance of third parties on whom the Company relies to conduct studies or evaluate the data, including clinical investigators, expert data monitoring committees, contract laboratories and contract research organizations, may be substandard, or they may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Investor Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone
858-552-0866

[Tables to Follow]

ADVENTRX Pharmaceuticals, Inc. and Subsidiaries
	(A Development Stage Enterprise)
Summary Condensed Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations
Data:
	Three months ended		Nine months ended
	September 30,		September 30,

	2008	2007	2008	2007

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$—	$500	$500
Operating expenses:
Research and development	4,741	4,422	13,073	12,047
Selling, general and administrative	2,075	1,979	7,076	6,795
Depreciation and amortization	40	45	131	150

Total operating expenses	6,856	6,446	20,280	18,992

Loss from operations	(6,856)	(6,446)	(19,780)	(18,492)
Interest income	79	532	644	1,731
Loss before income taxes	(6,777)	(5,914)	(19,136)	(16,761)
Provision for income taxes	—	—	—	—

Net loss	$(6,777)	$(5,914)	$(19,136)	$(16,761)

Net loss per share – basic and diluted	$(0.08)	$(0.07)	$(0.21)	$(0.19)

Weighted average shares – basic and diluted	90,253	90,008	90,253	89,798

Balance Sheet Data:
	September 30, 2008	December 31, 2007

	(unaudited)	(audited)
Total cash, cash equivalents and investments in securities	$15,306	$33,463
Net working capital	12,930	30,658
Total assets	17,265	34,542
Total liabilities	4,007	3,507
Stockholders’ equity	13,258	31,035

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